EXHIBIT 23

Independent Auditor’s Consent

The Administrative Committee of the

401(k) Plan and the Employee Stock Ownership Plan of CVS Corporation and Affiliated Companies:

We consent to the incorporation by reference in the registration statement (No. 333-63664) on Form S-8 of the 401(k) Profit Sharing Plan of CVS Corporation of our report dated June 2, 2003, with respect to the statements of net assets available for plan benefits of The 401(k) Plan and the Employee Stock Ownership Plan of CVS Corporation and Affiliated Companies as of December 31, 2002 and 2001, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 2002, annual report on Form 11-K of The 401(k) Plan and the Employee Stock Ownership Plan of CVS Corporation and Affiliated Companies.

/s/ KPMG LLP

Providence, Rhode Island

June 26, 2003

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